Exhibit 99

Press Contact:
Owen Blicksilver:  212-419-4283

         Arinco Computer Systems Closes $40 Million Preferred Investment
                         With Pangea Internet Advisors;

                         New Management Team Takes Over;
                     Internet Acquisitions Strategy Launched

                   Name to be Changed to Pangea Internet Inc.;
                              Relocation Effective

Albuquerque, NM, March 28, 2000 - Arinco Computer Systems (OTCBB: ARCU) said today that it has closed its previously-announced agreement with Pangea Internet Advisors LLC (PIA), a private investment firm, in which principals of PIA and other investors identified by PIA have invested $40 million in newly-issued preferred stock of Arinco, representing approximately 97% of the company on a fully diluted basis.

Under its new owners, the company will seek to acquire controlling interests in and actively manage Internet-related companies with a particular focus on business-to-business opportunities as well as Internet technology, infrastructure and support service-related companies. The investors, led by The Culmen Group of Fort Worth, Texas, will own four million shares of preferred stock that will initially be convertible into 160 million shares of common stock. In addition, certain investors will receive five-year warrants to acquire shares representing 20% of the company's fully diluted outstanding common stock at varying exercise prices.

Michael Gleason has become the Chairman of the Company and Cary S. Fitchey has been named President and Chief Executive Officer, replacing James Arias, who has resigned. The Company intends to relocate its corporate headquarters to Greenwich, Connecticut, effective immediately, and begin conducting business as Pangea Internet, Inc., (Pangea) pending formal shareholder approval of the name change and the Company's reincorporation in Delaware.

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Acquisition Parameters
Pangea intends to focus on gaining control of companies with valuations typically below those targeted by the larger Internet related funds and public entities. The acquisitions will primarily be controlling stakes in early or developmental stage companies, but Pangea will also participate in second and later stage funding opportunities. Some investments may be in public companies. Pangea anticipates completing its first transaction late in the second quarter of 2000.

Mr. Fitchey and other members joining the Company's senior management have served as executives of FG II Management Company, LLC, a proven investment firm in the Internet, e-commerce and related technologies space. FG II has participated in more than 60 investments over the past seven years, including various stage investments in Greenwich Technology Partners, Inc., a leading network services company serving Fortune 1000 clients, and an early round investment in LivePerson, Inc., a web-based customer service application provider. Examples of FG II portfolio companies that have gone public or have been sold to strategic investors include Wit Capital, Inc., WebTV Networks, Inc., NFO Worldwide, Inc., Bluestone Software, Home Financial Network, Brooks Fiber, and @Mobile.

"Pangea's initial capital is coming from some of the nation's most sophisticated private investors, many of whom have significant investment track records in Internet related technologies. Their referrals and strategic and operating insights will add significant value to Pangea and will give us a strong edge," Mr. Gleason said.

Mr. Fitchey added, "Pangea will invest in an industry niche of companies that focus on the New Economy, primarily B2B-related companies and infrastructure and services companies that support the Internet."

New Board of Directors
Pangea has appointed a new four-member Board of Directors and expects to add three other executives to the Board within the next 12 months. The new Board is initially comprised of:

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o    James M. Dubin, Senior Partner and Co-Chair of the Corporate Department of
     Paul, Weiss, Rifkind, Wharton & Garrison, an international law firm headquartered in New York.

o    Cary S. Fitchey, President and CEO, Pangea, and a Managing Partner of FG
     II.

o Michael Gleason, Managing Partner of The Culmen Group, a private investment firm with investments in media, oil and gas production, real estate, public and private equity and fixed income securities. Mr. Gleason will serve as Chairman.

o William E. Lipner, Chairman, CEO and President of NFO Worldwide, Inc. (NYSE: NFO), the world's third largest custom marketing research business.

Pangea has also formed an Advisory Committee comprised of a diverse group of people with extensive experience in Internet, e-commerce and related technologies. Members of the Committee include:

o Daniel Nissan, CEO and Founder of StructuredWeb, a B2B company focusing on Web development.

o Josh Huffard, Principal, Sterling Payot Investment Company, a San Francisco based venture firm specializing in technology.

o Clayton J. Rorhbach, III, Managing Director and Senior Banker, Credit Suisse First Boston.

o Matthew Ryan, President and CEO of the New York office of Ryan, Drossman/Marc USA, a general advertising and marketing agency.

o Dan Schley, Chairman and CEO of Home Financial Network, an Internet financial services company that specializes in the development of e-finance websites.

o    Trevor Traina, Founder and former President, CompareNet (sold to
     Microsoft).

Pangea plans to expand the Advisory Committee with up to three additional members within the next six months.

The Company is headquartered at 20 Dayton Ave., Greenwich, CT 06830, telephone:
(203) 661-6942.

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Statements in this press release using the words "intends", "believes",
"expects", "anticipates", and the like are forward-looking statements within the meaning of the U.S. Securities Exchange Act of 1934, and as such are subject to a number of risks and uncertainties that could significantly affect outcomes. Actual outcomes, therefore, may differ materially from the expectations, estimates, or assumptions expressed or implied by any such statements. Typical risks and uncertainties may be reviewed in the Company's public filings on file with the U.S. Securities and Exchange Commission (including its most recent Form 10-KSB).